                             LAKE MEADOWS APARTMENTS
                                 5401 ZION ROAD
                                 GARLAND, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 9, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [LETTERHEAD OF AMERICAN APPRAISAL ASSOCIATES]

                                                                   JULY 16, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:   LAKE MEADOWS APARTMENTS
      5401 ZION ROAD
      GARLAND, DALLAS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 96 units with a total of 93,280 square feet of rentable area. The improvements were built in 1983. The improvements are situated on 9.072 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 9, 2003 is:

                                  ($3,800,000)

                            Respectfully submitted,
                            AMERICAN APPRAISAL ASSOCIATES, INC.

                            /s/ Frank Fehribach
                            ------------------------------------
July 16, 2003               Frank Fehribach, MAI
#053272                     Managing Principal, Real Estate Group
                            Texas State Certified General Real Estate Appraiser
                            #TX-1323954-G

Report By:
Shayne Hatch
Texas Appraiser Trainee
# TX-1330454-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary..........................................................    4
Introduction...............................................................    9
Area Analysis..............................................................   11
Market Analysis............................................................   14
Site Analysis..............................................................   16
Improvement Analysis.......................................................   16
Highest and Best Use.......................................................   17

                                    VALUATION

Valuation Procedure........................................................   18
Sales Comparison Approach..................................................   20
Income Capitalization Approach.............................................   26
Reconciliation and Conclusion..............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Lake Meadows Apartments
LOCATION:                      5401 Zion Road
                               Garland, Texas

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee Simple Estate

DATE OF VALUE:                 May 9, 2003
DATE OF REPORT:                July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                        9.072 acres, or 395,176 square feet
  Assessor Parcel No.:         2629745001001-0000
  Floodplain:                  Community Panel No. 48113C0380K (February 5,
                               2003)
                               Flood Zone X, an area outside the floodplain.
  Zoning:                      MF-18 (Multi-Family: 18 units/acre)

BUILDING:
  No. of Units:                96 Units
  Total NRA:                   93,280 Square Feet
  Average Unit Size:           972 Square Feet
  Apartment Density:           10.6 units per acre
  Year Built:                  1983

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                            Market Rent
                Square  ------------------   Monthly   Annual
   Unit Type     Feet   Per Unit   Per SF    Income    Income
--------------------------------------------------------------
1Br/1Ba - 1A10    755   $    550  $   0.73  $  6,600  $ 79,200
1Br/1Ba - 1B10    880   $    580  $   0.66  $  6,960  $ 83,520
1Br/1Ba - 1C10    890   $    650  $   0.73  $  7,800  $ 93,600
2Br/2Ba - 2A20  1,029   $    700  $   0.68  $ 11,200  $134,400
2Br/2Ba - 2B20  1,029   $    750  $   0.73  $ 12,000  $144,000
2Br/2Ba - 2C20  1,059   $    750  $   0.71  $  6,000  $ 72,000
2Br/2Ba - 2D20  1,079   $    800  $   0.74  $ 16,000  $192,000
                                   Total    $ 66,560  $798,720

OCCUPANCY:                     89%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

ECONOMIC LIFE:                 45 Years
EFFECTIVE AGE:                 20 Years
REMAINING ECONOMIC LIFE:       25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                         [PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                         Amount            $/Unit
---------------------                         ------            ------
Potential Rental Income                 $798,720             $8,320
Effective Gross Income                  $744,461             $7,755
Operating Expenses                      $361,458             $3,765           48.6% of EGI
Net Operating Income:                   $359,002             $3,740

Capitalization Rate                     9.50%
DIRECT CAPITALIZATION VALUE             $3,700,000 *         $38,542 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                          10 years
2002 Economic Vacancy                   20%
Stabilized Vacancy & Collection Loss:   11%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            10.00%
Discount Rate                           11.00%
Selling Costs                           3.00%
Growth Rates:
  Income                                3.00%
  Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE              $3,900,000 *         $40,625 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $3,900,000           $40,625 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $24,734 to $47,891
  Range of Sales $/Unit (Adjusted)      $32,500 to $37,572
VALUE INDICATION - PRICE PER UNIT       $3,300,000 *         $34,375 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales    4.24 to 5.52
  Selected EGIM for Subject             4.90
  Subject's Projected EGI               $744,461
EGIM ANALYSIS CONCLUSION                $3,600,000 *         $37,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $3,600,000 *         $37,500 / UNIT

RECONCILED SALES COMPARISON VALUE       $3,500,000           $36,458 / UNIT

------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                        $3,300,000
  NOI Per Unit                          $3,600,000
  EGIM Multiplier                       $3,600,000
INDICATED VALUE BY SALES COMPARISON     $3,500,000           $36,458 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:         $3,700,000
  Discounted Cash Flow Method:          $3,900,000
INDICATED VALUE BY THE INCOME APPROACH  $3,900,000           $40,625 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $3,800,000           $39,583 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5401 Zion Road, Garland, Dallas County, Texas. Garland identifies it as 2629745001001-0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne Hatch on May 9, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Shayne Hatch performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Shayne Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 9, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD:           6 to 12 months
   EXPOSURE PERIOD:            6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in AOP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Garland, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Bobtown Road
West  - Lyons Road
South - Lyons Road
North - Interstate 30

MAJOR EMPLOYERS

Major employers in the subject's area include Baylor Medical Center-Garland, Karlee Company, Raytheon/ E-Systems Inc. Software Spectrum Inc, Intercontinental Manufacturing, and Wal-Mart Supercenter. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 8,382        70,991       205,724     3,673,578
5-Year Population                  9,486        76,484       222,416     4,073,691
% Change CY-5Y                      13.2%          7.7%          8.1%         10.9%
Annual Change CY-5Y                  2.6%          1.5%          1.6%          2.2%

HOUSEHOLDS
Current Households                 3,161        26,088        71,757     1,333,540
5-Year Projected Households        3,515        27,811        76,047     1,464,730
% Change CY-5Y                      11.2%          6.6%          6.0%          9.8%
Annual Change CY-5Y                  2.2%          1.3%          1.2%          2.0%

INCOME TRENDS
Median Household Income       $   56,798    $   63,056    $   53,170    $   52,302
Per Capita Income             $   22,617    $   24,836    $   21,466    $   25,319
Average Household Income      $   60,174    $   67,683    $   61,539    $   69,747

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
-------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         41.20%        33.86%        33.91%        36.71%
5-Year Projected % Renting      40.56%        33.71%        33.45%        36.11%

% of Households Owning          47.61%        56.57%        57.43%        53.58%
5-Year Projected % Owning       48.74%        56.91%        58.10%        54.86%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Vacant Land
South - Residential
East  - Residential/Apartments
West  - Vacant Land

CONCLUSIONS

The subject is well located within the city of Garland. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Garland in Dallas County. The overall pace of development in the subject's market is more or less increasing. There is new construction to the south of the subject property. It appears to be duplexes or single family residences. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                          Region                    Submarket
-------------------------------------------------------------------
 4Q01                            N/A                        4.2%
 1Q02                            N/A                        4.8%
 2Q02                            N/A                        5.3%
 3Q02                            N/A                        6.0%
 4Q02                            8.6%                       6.3%
 1Q03                            9.4%                       7.5%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Vacancy rates in the subject's submarket have continued to increase since the 4th quarter of 2001. At year end 2001, the vacancy rate was 4.2% and this rate has increased to 7.5%. However, this rate remains less than the vacancy rate for the region.

Market rents in the subject's market have been stable. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period   Region  % Change  Submarket  % Change
----------------------------------------------
 4Q01     N/A      -         $651        -
 1Q02     N/A      N/A       $660       1.4%
 2Q02     N/A      N/A       $665       0.8%
 3Q02     N/A      N/A       $667       0.3%
 4Q02     N/A      N/A       $672       0.7%
 1Q03     N/A      N/A       $664      -1.2%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                             COMPETITIVE PROPERTIES

  No.         Property Name       Units  Ocpy.  Year Built  Proximity to subject
--------------------------------------------------------------------------------
 R-1     Lakeway Colony            592    98%     1985          2 Miles
 R-2     Lakeway Place and Trace   388    N/A     1985          0.5 Miles
 R-3     Lakeway Meadows           460    91%     1984          0.5 Miles
 R-4     Lakeway Forest            393    N/A     1988          2 Miles
 R-5     Lakeway Harbor Point      597    98%     1985          2 Miles
Subject  Lake Meadows Apartments    96    89%     1983

From the fourth quarter 2001 through the fourth quarter 2002, the average rent increased each quarter. However, rents decreased during the first quarter 2003 to $664 per unit, similar to the second quarter 2002 rate.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                    9.072 acres, or 395,176 square feet
  Shape                        Irregular
  Topography                   Level
  Utilities                    All necessary utilities are available to the
                               site.
  Soil Conditions              Stable
  Easements Affecting Site     None other than typical utility easements
  Overall Site Appeal          Average
  Flood Zone:
    Community Panel            48113C0380K, dated February 5, 2003
    Flood Zone                 Zone X
  Zoning                       MF-18, the subject improvements represent a legal
                               conforming use of the site.

REAL ESTATE TAXES

                     ASSESSED VALUE - 2002
                --------------------------------  TAX RATE /  PROPERTY
PARCEL NUMBER     LAND     BUILDING     TOTAL     MILL RATE    TAXES
----------------------------------------------------------------------
2629745001001-
    0000        $790,350  $2,709,650  $3,500,000   0.02615     $91,532

IMPROVEMENT ANALYSIS
  Year Built                   1983
  Number of Units              96
  Net Rentable Area            93,280 Square Feet
  Construction:
    Foundation                 Reinforced concrete slab
    Frame                      Heavy or light wood
    Exterior Walls             Brick or masonry
    Roof                       Composition shingle over a wood truss structure
  Project Amenities            Amenities at the subject include a swimming pool,
                               sand volleyball, business office, and parking
                               area.
  Unit Amenities               Individual unit amenities include a balcony,
                               fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

Unit Mix:

                                 Unit Area
  Unit Type     Number of Units  (Sq. Ft.)
------------------------------------------
1Br/1Ba - 1A10        12             755
1Br/1Ba - 1B10        12             880
1Br/1Ba - 1C10        12             890
2Br/2Ba - 2A20        16           1,029
2Br/2Ba - 2B20        16           1,029
2Br/2Ba - 2C20         8           1,059
2Br/2Ba - 2D20        20           1,079

Overall Condition              Average
Effective Age                  20 years
Economic Life                  45 years
Remaining Economic Life        25 years
Deferred Maintenance           None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1983 and consist of a 96-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                COMPARABLE                   COMPARABLE
         DESCRIPTION                     SUBJECT                  I - 1                        I - 2
----------------------------------------------------------------------------------------------------------------
 Property Name                  Lake Meadows Apartments  Oak Glen Apartments        San Simeon Apartments
LOCATION:
 Address                        5401 Zion Road           4420 Saturn Road           11115 E Lake Highlands Drive
 City, State                    Garland, Texas           Garland, TX                Dallas, TX
 County                         Dallas                   Dallas                     Dallas
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         93,280                   117,780                    100,100
 Year Built                     1983                     1983                       1971
 Number of Units                96                       150                        124
 Unit Mix:                           Type         Total     Type            Total   Type                  Total
                                1Br/1Ba - 1A10     12    1 Bedroom           76     N/A
                                1Br/1Ba - 1B10     12    2 Bedroom           74
                                1Br/1Ba - 1C10     12
                                2Br/2Ba - 2A20     16
                                2Br/2Ba - 2B20     16
                                2Br/2Ba - 2C20      8
                                2Br/2Ba - 2D20     20

 Average Unit Size (SF)         972                      785                        807
 Land Area (Acre)               9.0720                   6.2300                     4.1200
 Density (Units/Acre)           10.6                     24.1                       30.1
 Parking Ratio (Spaces/Unit)    2.19                     1.97                       2.02
 Parking Type (Gr., Cov., etc.) Open                     Open                       Open
CONDITION:                      Average                  Good                       Average
APPEAL:                         Average                  Good                       Average
AMENITIES:
 Pool/Spa                       Yes/No                   Yes/No                     Yes/No
 Gym Room                       No                       No                         No
 Laundry Room                   No                       Yes                        Yes
 Secured Parking                No                       No                         No
 Sport Courts                   No                       No                         No

OCCUPANCY:                      89%                      0%                         0%
TRANSACTION DATA:
 Sale Date                                               July, 2002                 December, 2000
 Sale Price ($)                                          $6,200,000                 $3,100,000
 Grantor                                                 SMF Oak Glen (LP)          B.F. Saul Real Estate
                                                                                    Investment Trust
 Grantee                                                 Oak Glen Apartments (Ltd)  Gould San Simeon I (LP)
 Sale Documentation                                      2002148-9530               2000244-6809
 Verification                                            Oak Glen Apartments        Gould San Simeon I
 Telephone Number                                        972-503-6966               516-466-3100
ESTIMATED PRO-FORMA:                                     Total $ $/Unit  $/SF       Total $ $/Unit   $/SF
 Potential Gross Income                                   $ 0     $ 0   $ 0.00       $ 0     $ 0    $ 0.00
 Vacancy/Credit Loss                                      $ 0     $ 0   $ 0.00       $ 0     $ 0    $ 0.00
 Effective Gross Income                                   $ 0     $ 0   $ 0.00       $ 0     $ 0    $ 0.00
 Operating Expenses                                       $ 0     $ 0   $ 0.00       $ 0     $ 0    $ 0.00
 Net Operating Income                                     $ 0     $ 0   $ 0.00       $ 0     $ 0    $ 0.00
NOTES:
 PRICE PER UNIT                                                 $  41,333                   $  25,000
 PRICE PER SQUARE FOOT                                          $   52.64                   $   30.97
 EXPENSE RATIO                                                    N/A                          N/A
 EGIM                                                             N/A                          N/A
 OVERALL CAP RATE                                                 N/A                          N/A
 Cap Rate based on Pro Forma or Actual Income?

                                      COMPARABLE                  COMPARABLE                 COMPARABLE
         DESCRIPTION                    I - 3                        I - 4                      I - 5
----------------------------------------------------------------------------------------------------------------
 Property Name                  Chesapeake Apartments    Meadow Creek Apartments        Cedarmont Apartments
LOCATION:
 Address                        11620 Audelia Road       518 Tacoma Drive               7107 Holly Hill Drive
 City, State                    Dallas, TX               Garland, TX                    Dallas, TX
 County                         Dallas                   Dallas                         Dallas
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         116,372                  102,672                        68,260
 Year Built                     1982                     1979                           1978
 Number of Units                128                      128                            94
 Unit Mix:                        Type            Total     Type             Total      Type               Total
                                1 Bedroom          64    1Br/1Ba-A            32        N/A
                                2 Bedroom          64    1Br/1.5Ba-B          16
                                                         1Br/1.5Ba-C          16
                                                         1Br/1.5Ba-D          16
                                                         2Br/2Ba-2A           32
                                                         2Br/2Ba-2B           16

 Average Unit Size (SF)         909                      802                            726
 Land Area (Acre)               4.7000                   7.3900                         1.4900
 Density (Units/Acre)           27.2                     17.3                           63.1
 Parking Ratio (Spaces/Unit)    N/A                      1.50                           1.47
 Parking Type (Gr., Cov., etc.) Open                     Open                           Open
CONDITION:                      Good                     Average                        Average
APPEAL:                         Good                     Average                        Average
AMENITIES:
 Pool/Spa                       Yes/No                   Yes/No                         No/No
 Gym Room                       No                       No                             No
 Laundry Room                   Yes                      Yes                            Yes
 Secured Parking                No                       No                             No
 Sport Courts                   No                       No                             No

OCCUPANCY:                      0%                       0%                             0%
TRANSACTION DATA:
 Sale Date                      September, 2000          February, 2000                 November, 1999
 Sale Price ($)                 $6,130,000               $3,690,000                     $2,325,000
 Grantor                        Camden Operating (LP)    MLD/HI-Life Properties (J.V.)  Dusty Mesa (Ltd)
 Grantee                        Alliance GT 1 (Ltd)      Meadow Creek Apartments (LP)   Cedarmont (LP)
 Sale Documentation             2000179-4540             200032-0517                    99231-5357
 Verification                   Mr Goris                 Gottsacker Brothers            Marcus & Millichap
 Telephone Number               972-458-4800             214-373-1322                   972-980-4800
ESTIMATED PRO-FORMA:              Total $ $/Unit  $/SF   Total $ $/Unit $/SF           Total $ $/Unit $/SF
 Potential Gross Income         $        0 $    0 $0.00  $      0 $    0 $0.00           $ 0     $ 0   $0.00
 Vacancy/Credit Loss            $        0 $    0 $0.00  $      0 $    0 $0.00           $ 0     $ 0   $0.00
 Effective Gross Income         $1,111,370 $8,683 $9.55  $869,864 $6,796 $8.47           $ 0     $ 0   $0.00
 Operating Expenses             $  533,000 $4,164 $4.58  $485,944 $3,796 $4.73           $ 0     $ 0   $0.00
 Net Operating Income           $  578,370 $4,519 $4.97  $383,920 $2,999 $3.74           $ 0     $ 0   $0.00
NOTES:
 PRICE PER UNIT                        $  47,891                $  28,828                      $  24,734
 PRICE PER SQUARE FOOT                 $   52.68                $   35.94                      $   34.06
 EXPENSE RATIO                              48.0%                    55.9%                        N/A
 EGIM                                       5.52                     4.24                         N/A
 OVERALL CAP RATE                           9.44%                   10.40%                        N/A
 Cap Rate based on Pro Forma or
  Actual Income?                         ACTUAL                 ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $24,734 to $47,891 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $32,500 to $37,572 per unit with a mean or average adjusted price of $35,200 per unit. The median adjusted price is $34,810 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as is" value of $3,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

SALES ADJUSTMENT GRID

                                                                     COMPARABLE                    COMPARABLE
            DESCRIPTION                       SUBJECT                  I - 1                         I - 2
--------------------------------------------------------------------------------------------------------------------
 Property Name                       Lake Meadows Apartments  Oak Glen Apartments       San Simeon Apartments
 Address                             5401 Zion Road           4420 Saturn Road          11115 E Lake Highlands Drive
 City                                Garland, Texas           Garland, TX               Dallas, TX
 Sale Date                                                    July, 2002                December, 2000
 Sale Price ($)                                               $6,200,000                $3,100,000
 Net Rentable Area (SF)              93,280                   117,780                   100,100
 Number of Units                     96                       150                       124
 Price Per Unit                                               $41,333                   $25,000
 Year Built                          1983                     1983                      1971
 Land Area (Acre)                    9.0720                   6.2300                    4.1200
VALUE ADJUSTMENTS                          DESCRIPTION          DESCRIPTION       ADJ.    DESCRIPTION         ADJ.
 Property Rights Conveyed            Fee Simple Estate        Fee Simple Estate    0%   Fee Simple Estate      0%
 Financing                                                    Cash To Seller       0%   Cash To Seller         0%
 Conditions of Sale                                           Arm's Length         0%   Arm's Length           0%
 Date of Sale (Time)                                          07-2002              1%   12-2000                4%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $41,747                     $26,000
 Location                                                     Comparable           0%   Inferior              10%
 Number of Units                     96                       150                 -5%   124                    0%
 Quality / Appeal                    Good                     Superior           -10%   Comparable             0%
 Age / Condition                     1983                     1983 / Good          0%   1971 / Average        10%
 Occupancy at Sale                   89%                                           0%                          0%
 Amenities                           Good                     Comparable           0%   Comparable             0%
 Average Unit Size (SF)              972                      785                  5%   807                    5%
PHYSICAL ADJUSTMENT                                                              -10%                         25%
FINAL ADJUSTED VALUE ($/UNIT)                                         $37,572                     $32,500

                                            COMPARABLE                 COMPARABLE                COMPARABLE
            DESCRIPTION                       I - 3                      I - 4                     I - 5
---------------------------------------------------------------------------------------------------------------
 Property Name                       Chesapeake Apartments    Meadow Creek Apartments   Cedarmont Apartments
 Address                             11620 Audelia Road       518 Tacoma Drive          7107 Holly Hill Drive
 City                                Dallas, TX               Garland, TX               Dallas, TX
 Sale Date                           September, 2000          February, 2000            November, 1999
 Sale Price ($)                      $6,130,000               $3,690,000                $2,325,000
 Net Rentable Area (SF)              116,372                  102,672                   68,260
 Number of Units                     128                      128                       94
 Price Per Unit                      $47,891                  $28,828                   $24,734
 Year Built                          1982                     1979                      1978
 Land Area (Acre)                    4.7000                   7.3900                    1.4900
VALUE ADJUSTMENTS                      DESCRIPTION      ADJ.    DESCRIPTION       ADJ.    DESCRIPTION        ADJ.
 Property Rights Conveyed            Fee Simple Estate    0%  Fee Simple Estate     0%  Fee Simple Estate     0%
 Financing                           Cash To Seller       0%  Cash To Seller        0%  Cash To Seller        0%
 Conditions of Sale                  Arm's Length         0%  Arm's Length          0%  Arm's Length          0%
 Date of Sale (Time)                 09-2000              4%  02-2000               5%  11-1999               5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $49,806                   $30,270                   $25,971
 Location                            Superior           -15%  Comparable            0%  Inferior             10%
 Number of Units                     128                  0%  128                   0%  94                    0%
 Quality / Appeal                    Superior           -10%  Comparable            0%  Comparable            0%
 Age / Condition                     1982 / Good          0%  1979 / Average       10%  1978 / Average       10%
 Occupancy at Sale                                        0%                        0%                        0%
 Amenities                           Comparable           0%  Comparable            0%  Comparable            0%
 Average Unit Size (SF)              909                  0%  802                   5%  726                  10%
PHYSICAL ADJUSTMENT                                     -25%                       15%                       30%
FINAL ADJUSTED VALUE ($/UNIT)                $37,355                   $34,810                   $33,762

SUMMARY

VALUE RANGE (PER UNIT)                            $32,500            TO         $   37,572
MEAN (PER UNIT)                                   $35,200
MEDIAN (PER UNIT)                                 $34,810
VALUE CONCLUSION (PER UNIT)                       $35,000

VALUE OF IMPROVEMENT & MAIN SITE                                                $3,360,000
  PV OF CONCESSIONS                                                             $  -59,000
VALUE INDICATED BY SALES COMPARISON APPROACH                                    $3,301,000
ROUNDED                                                                         $3,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                             NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF  ----------          ---------  --------------  ADJUSTMENT   INDICATED
   NO.      UNITS   PRICE/UNIT   OAR     NOI/UNIT  SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
-----------------------------------------------------------------------------------------
   I-1       150    $6,200,000   0.00%              $    359,002
                    $   41,333                      $      3,740
   I-2       124    $3,100,000   0.00%              $    359,002
                    $   25,000                      $      3,740
   I-3       128    $6,130,000   9.44%  $ 578,370   $    359,002      0.828    $ 39,635
                    $   47,891          $   4,519   $      3,740
   I-4       128    $3,690,000  10.40%  $ 383,920   $    359,002      1.247    $ 35,943
                    $   28,828          $   2,999   $      3,740
   I-5        94    $2,325,000   0.00%              $    359,002
                    $   24,734                      $      3,740

              PRICE/UNIT                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
========================================================================================
  Low        High     Average   Median  Estimated Price Per Unit             $    38,000
$35,943    $39,635    $37,789  $37,789  Number of Units                               96
                                        Value                                $ 3,648,000
                                         PV of Concessions                   $   -59,000
                                                                             -----------
                                        Value Based on NOI Analysis          $ 3,589,000
                                                                 Rounded     $ 3,600,000

The adjusted sales indicate a range of value between $35,943 and $39,635 per unit, with an average of $37,789 per unit. Based on the subject's competitive position within the improved sales, a value of $38,000 per unit is estimated. This indicates an "as is" market value of $3,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON


                    SALE PRICE
COMPARABLE  NO. OF  ----------   EFFECTIVE    OPERATING            SUBJECT
   NO.      UNITS   PRICE/UNIT  GROSS INCOME   EXPENSE    OER    PROJECTED OER   EGIM
-------------------------------------------------------------------------------------
   I-1       150    $6,200,000
                    $   41,333
   I-2       124    $3,100,000
                    $   25,000
   I-3       128    $6,130,000  $  1,111,370  $ 533,000  47.96%                 5.52
                    $   47,891                                      48.55%
   I-4       128    $3,690,000  $    869,864  $ 485,944  55.86%                 4.24
                    $   28,828
   I-5        94    $2,325,000
                    $   24,734

                       EGIM                   VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
================================================================================================
 Low         High     Average      Median     Estimate EGIM                                 4.90
4.24         5.52      4.88         4.88      Subject EGI                             $  744,461
                                              Value                                   $3,647,858
                                               PV of Concessions                      $  -59,000
                                              Value Based on EGIM Analysis            $3,588,858
                                                                        Rounded       $3,600,000

                                                           Value Per Unit            $   37,500

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 48.55% before reserves. The comparable sales indicate a range of expense ratios from 47.96% to 55.86%, while their EGIMs range from 4.24 to 5.52. Overall, we conclude to an EGIM of 4.90, which results in an "as is" value estimate in the EGIM Analysis of $3,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $3,500,000.

                  Price Per Unit                       $3,300,000
                  NOI Per Unit                         $3,600,000
                  EGIM Analysis                        $3,600,000

                  Sales Comparison Conclusion          $3,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

SUMMARY OF ACTUAL AVERAGE RENTS

                                Average
                Unit Area  ----------------
  Unit Type     (Sq. Ft.)  Per Unit  Per SF  %Occupied
------------------------------------------------------
1Br/1Ba - 1A10      755     $ 553     $0.73   100.0%
1Br/1Ba - 1B10      880     $ 565     $0.64    83.3%
1Br/1Ba - 1C10      890     $ 608     $0.68   100.0%
2Br/2Ba - 2A20     1029     $ 696     $0.68   100.0%
2Br/2Ba - 2B20     1029     $ 684     $0.66    93.8%
2Br/2Ba - 2C20     1059     $ 758     $0.72    75.0%
2Br/2Ba - 2D20     1079     $ 744     $0.69    70.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                  RENT ANALYSIS

                                                                          COMPARABLE RENTS
                                                            ----------------------------------------------
                                                              R-1       R-2       R-3      R-4       R-5
                                                            ----------------------------------------------
                                                                      Lakeway                      Lakeway
                                                            Lakeway  Place and  Lakeway  Lakeway    Harbor
                                                            Colony     Trace    Meadows   Forest    Point
                                                            ----------------------------------------------
                                                                        COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT  ----------------------------------------------
                           SUBJECT UNIT   ACTUAL   ASKING                                Slightly
       DESCRIPTION             TYPE        RENT     RENT    Similar   Similar   Similar  Inferior  Similar
----------------------------------------------------------------------------------------------------------
Monthly Rent              1BR/1BA - 1A10  $   553  $   559  $   590  $     567  $   568  $    570  $   605
Unit Area (SF)                                755      755      755        689      755       760      812
Monthly Rent Per Sq. Ft.                  $  0.73  $  0.74  $  0.78  $    0.82  $  0.75  $   0.75  $  0.75

Monthly Rent              1BR/1BA - 1B10  $   565  $   639           $     725                     $   690
Unit Area (SF)                                880      880                 903                         850
Monthly Rent Per Sq. Ft.                  $  0.64  $  0.73           $    0.80                     $  0.81

Monthly Rent              1BR/1BA - 1C10  $   608  $   619  $   740  $     745
Unit Area (SF)                                890      890      950        950
Monthly Rent Per Sq. Ft.                  $  0.68  $  0.70  $  0.78  $    0.78

Monthly Rent              2BR/2BA - 2A20  $   696  $   709           $     925           $    730
Unit Area (SF)                              1,029    1,029               1,210              1,018
Monthly Rent Per Sq. Ft.                  $  0.68  $  0.69           $    0.76           $   0.72

Monthly Rent              2BR/2BA - 2B20  $   684  $   709                      $   810
Unit Area (SF)                              1,029    1,029                        1,000
Monthly Rent Per Sq. Ft.                  $  0.66  $  0.69                      $  0.81

Monthly Rent              2BR/2BA - 2C20  $   758  $   709
Unit Area (SF)                              1,059    1,059
Monthly Rent Per Sq. Ft.                  $  0.72  $  0.67

Monthly Rent              2BR/2BA - 2D20  $   744  $   779                               $    800  $   870
Unit Area (SF)                              1,079    1,079                                  1,100    1,216
Monthly Rent Per Sq. Ft.                  $  0.69  $  0.72                               $   0.73  $  0.72

       DESCRIPTION          MIN      MAX    MEDIAN  AVERAGE
-----------------------------------------------------------
Monthly Rent              $   567  $   605  $  570  $   580
Unit Area (SF)                689      812     755      754
Monthly Rent Per Sq. Ft.  $  0.75  $  0.82  $ 0.75  $  0.77

Monthly Rent              $   690  $   725  $  708  $   708
Unit Area (SF)                850      903     877      877
Monthly Rent Per Sq. Ft.  $  0.80  $  0.81  $ 0.81  $  0.81

Monthly Rent              $   740  $   745  $  743  $   743
Unit Area (SF)                950      950     950      950
Monthly Rent Per Sq. Ft.  $  0.78  $  0.78  $ 0.78  $  0.78

Monthly Rent              $   730  $   925  $  828  $   828
Unit Area (SF)              1,018    1,210   1,114    1,114
Monthly Rent Per Sq. Ft.  $  0.72  $  0.76  $ 0.74  $  0.74

Monthly Rent              $   810  $   810  $  810  $   810
Unit Area (SF)              1,000    1,000   1,000    1,000
Monthly Rent Per Sq. Ft.  $  0.81  $  0.81  $ 0.81  $  0.81

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent              $   800  $   870  $  835  $   835
Unit Area (SF)              1,100    1,216   1,158    1,158
Monthly Rent Per Sq. Ft.  $  0.72  $  0.73  $ 0.72  $  0.72

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                Market Rent
                                  Unit Area  ----------------  Monthly  Annual
   Unit Type     Number of Units  (Sq. Ft.)  Per Unit  Per SF  Income   Income
--------------------------------------------------------------------------------
1Br/1Ba - 1A10        12              755      $550     $0.73  $ 6,600  $ 79,200
1Br/1Ba - 1B10        12              880      $580     $0.66  $ 6,960  $ 83,520
1Br/1Ba - 1C10        12              890      $650     $0.73  $ 7,800  $ 93,600
2Br/2Ba - 2A20        16            1,029      $700     $0.68  $11,200  $134,400
2Br/2Ba - 2B20        16            1,029      $750     $0.73  $12,000  $144,000
2Br/2Ba - 2C20         8            1,059      $750     $0.71  $ 6,000  $ 72,000
2Br/2Ba - 2D20        20            1,079      $800     $0.74  $16,000  $192,000
                                                        Total  $66,560  $798,720

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                         FISCAL YEAR 2000  FISCAL YEAR 2001  FISCAL YEAR 2002  FISCAL YEAR 2003
                         ----------------- ----------------- ----------------- -----------------
                              ACTUAL             ACTUAL            ACTUAL      MANAGEMENT BUDGET
                         ----------------- ----------------- ----------------- -----------------
        DESCRIPTION        TOTAL  PER UNIT  TOTAL   PER UNIT  TOTAL   PER UNIT  TOTAL   PER UNIT
------------------------------------------------------------------------------------------------
Revenues
 Rental Income           $770,003 $  8,021 $829,783 $  8,644 $817,277 $  8,513 $836,720 $  8,716

 Vacancy                 $ 18,759 $    195 $ 47,744 $    497 $ 89,266 $    930 $ 57,500 $    599
 Credit Loss/Concessions $ 25,178 $    262 $ 30,552 $    318 $ 75,742 $    789 $ 37,320 $    389
                         -----------------------------------------------------------------------
  Subtotal               $ 43,937 $    458 $ 78,296 $    816 $165,008 $  1,719 $ 94,820 $    988

 Laundry Income          $      0 $      0 $  4,242 $     44 $  5,802 $     60 $  4,404 $     46
 Garage Revenue          $      0 $      0 $      0 $      0 $      0 $      0 $      0 $      0
 Other Misc. Revenue     $ 27,000 $    281 $ 23,348 $    243 $ 58,359 $    608 $ 24,000 $    250
                         -----------------------------------------------------------------------
  Subtotal Other Income  $ 27,000 $    281 $ 27,590 $    287 $ 64,161 $    668 $ 28,404 $    296

                         -----------------------------------------------------------------------
Effective Gross Income   $753,066 $  7,844 $779,077 $  8,115 $716,430 $  7,463 $770,304 $  8,024

Operating Expenses
 Taxes                   $ 90,279 $    940 $ 83,877 $    874 $ 95,347 $    993 $ 95,191 $    992
 Insurance               $ 10,643 $    111 $ 12,912 $    135 $ 20,281 $    211 $ 23,490 $    245
 Utilities               $ 23,296 $    243 $ 23,504 $    245 $ 28,732 $    299 $ 31,725 $    330
 Repair & Maintenance    $ 15,103 $    157 $ 15,968 $    166 $ 17,824 $    186 $ 15,300 $    159
 Cleaning                $ 22,072 $    230 $ 26,656 $    278 $ 28,978 $    302 $ 27,500 $    286
 Landscaping             $ 19,221 $    200 $ 21,504 $    224 $ 20,834 $    217 $ 21,600 $    225
 Security                $      0 $      0 $      0 $      0 $      0 $      0 $      0 $      0
 Marketing & Leasing     $ 23,448 $    244 $ 17,994 $    187 $ 19,106 $    199 $ 30,000 $    313
 General Administrative  $106,285 $  1,107 $ 93,485 $    974 $108,235 $  1,127 $ 82,488 $    859
 Management              $ 39,047 $    407 $ 40,025 $    417 $ 37,745 $    393 $ 39,731 $    414
 Miscellaneous           $      0 $      0 $      0 $      0 $      0 $      0 $      0 $      0

                         -----------------------------------------------------------------------
Total Operating Expenses $349,394 $  3,640 $335,925 $  3,499 $377,082 $  3,928 $367,025 $  3,823

 Reserves                $      0 $      0 $      0 $      0 $      0 $      0 $      0 $      0

                         -----------------------------------------------------------------------
Net Income               $403,672 $  4,205 $443,152 $  4,616 $339,348 $  3,535 $403,279 $  4,201

                         ANNUALIZED 2003
                         -----------------
                            PROJECTION             AAA PROJECTION
                         ----------------- ------------------------
        DESCRIPTION       TOTAL   PER UNIT  TOTAL   PER UNIT   %
-------------------------------------------------------------------
Revenues
 Rental Income           $793,936 $  8,270 $798,720 $  8,320 100.0%

 Vacancy                 $ 81,640 $    850 $ 63,898 $    666   8.0%
 Credit Loss/Concessions $ 63,984 $    667 $ 23,962 $    250   3.0%
                         -----------------------------------------
  Subtotal               $145,624 $  1,517 $ 87,859 $    915  11.0%

 Laundry Income          $  8,312 $     87 $  4,800 $     50   0.6%
 Garage Revenue          $      0 $      0 $      0 $      0   0.0%
 Other Misc. Revenue     $ 44,412 $    463 $ 28,800 $    300   3.6%
                         -----------------------------------------
  Subtotal Other Income  $ 52,724 $    549 $ 33,600 $    350   4.2%

                         -----------------------------------------
Effective Gross Income   $701,036 $  7,302 $744,461 $  7,755 100.0%

Operating Expenses
 Taxes                   $ 95,444 $    994 $ 96,000 $  1,000  12.9%
 Insurance               $ 23,188 $    242 $ 24,000 $    250   3.2%
 Utilities               $ 20,468 $    213 $ 30,240 $    315   4.1%
 Repair & Maintenance    $ 10,628 $    111 $ 15,360 $    160   2.1%
 Cleaning                $ 26,344 $    274 $ 26,880 $    280   3.6%
 Landscaping             $ 18,400 $    192 $ 21,600 $    225   2.9%
 Security                $      0 $      0 $      0 $      0   0.0%
 Marketing & Leasing     $ 22,312 $    232 $ 21,600 $    225   2.9%
 General Administrative  $140,572 $  1,464 $ 96,000 $  1,000  12.9%
 Management              $ 35,788 $    373 $ 29,778 $    310   4.0%
 Miscellaneous           $      0 $      0 $      0 $      0   0.0%

                         -----------------------------------------
Total Operating Expenses $393,144 $  4,095 $361,458 $  3,765  48.6%

 Reserves                $      0 $      0 $ 24,000 $    250   6.6%

                         -----------------------------------------
Net Income               $307,892 $  3,207 $359,002 $  3,740  48.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 11% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

             CAPITALIZATION RATES
         ----------------------------
           GOING-IN       TERMINAL
         ----------------------------
          LOW    HIGH    LOW    HIGH
-------------------------------------
RANGE    6.00%  10.00%  7.00%  10.00%
AVERAGE      8.14%         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT   OAR
-----------------------------------------------
  I-1        Jul-02    N/A     $ 41,333    N/A
  I-2        Dec-00    N/A     $ 25,000    N/A
  I-3        Sep-00    N/A     $ 47,891    9.44%
  I-4        Feb-00    N/A     $ 28,828   10.40%
  I-5        Nov-99    N/A     $ 24,734    N/A
                                 High     10.40%
                                 Low       9.44%
                                 Average   9.92%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $3,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                             LAKE MEADOWS APARTMENTS

                               YEAR  APR-2004   APR-2005   APR-2006   APR-2007   APR-2008   APR-2009
                        FISCAL YEAR     1          2          3          4          5          6
----------------------------------------------------------------------------------------------------
REVENUE

 Base Rent                           $798,720   $798,720   $822,682   $847,362   $872,783   $898,966

 Vacancy                             $ 63,898   $ 63,898   $ 65,815   $ 67,789   $ 69,823   $ 71,917
 Credit Loss                         $ 23,962   $ 23,962   $ 24,680   $ 25,421   $ 26,183   $ 26,969
 Concessions                         $ 23,962   $ 23,962   $ 16,454   $  8,474   $      0   $      0
                                     ---------------------------------------------------------------
  Subtotal                           $111,821   $111,821   $106,949   $101,683   $ 96,006   $ 98,886

 Laundry Income                      $  4,800   $  4,800   $  4,944   $  5,092   $  5,245   $  5,402
 Garage Revenue                      $      0   $      0   $      0   $      0   $      0   $      0
 Other Misc. Revenue                 $ 28,800   $ 28,800   $ 29,664   $ 30,554   $ 31,471   $ 32,415
                                     ---------------------------------------------------------------
    Subtotal Other Income            $ 33,600   $ 33,600   $ 34,608   $ 35,646   $ 36,716   $ 37,817

                                     ---------------------------------------------------------------
EFFECTIVE GROSS INCOME               $720,499   $720,499   $750,341   $781,325   $813,492   $837,897

OPERATING EXPENSES:
 Taxes                               $ 96,000   $ 98,880   $101,846   $104,902   $108,049   $111,290
 Insurance                           $ 24,000   $ 24,720   $ 25,462   $ 26,225   $ 27,012   $ 27,823
 Utilities                           $ 30,240   $ 31,147   $ 32,082   $ 33,044   $ 34,035   $ 35,056
 Repair & Maintenance                $ 15,360   $ 15,821   $ 16,295   $ 16,784   $ 17,288   $ 17,806
 Cleaning                            $ 26,880   $ 27,686   $ 28,517   $ 29,373   $ 30,254   $ 31,161
 Landscaping                         $ 21,600   $ 22,248   $ 22,915   $ 23,603   $ 24,311   $ 25,040
 Security                            $      0   $      0   $      0   $      0   $      0   $      0
 Marketing & Leasing                 $ 21,600   $ 22,248   $ 22,915   $ 23,603   $ 24,311   $ 25,040
 General Administrative              $ 96,000   $ 98,880   $101,846   $104,902   $108,049   $111,290
 Management                          $ 28,820   $ 28,820   $ 30,014   $ 31,253   $ 32,540   $ 33,516
 Miscellaneous                       $      0   $      0   $      0   $      0   $      0   $      0

                                     ---------------------------------------------------------------
TOTAL OPERATING EXPENSES             $360,500   $370,450   $381,893   $393,689   $405,848   $418,024

 Reserves                            $ 24,000   $ 24,720   $ 25,462   $ 26,225   $ 27,012   $ 27,823

                                     ---------------------------------------------------------------
NET OPERATING INCOME                 $335,999   $325,329   $342,986   $361,411   $380,632   $392,051

                                     ---------------------------------------------------------------
 Operating Expense Ratio (% of EGI)      50.0%      51.4%      50.9%      50.4%      49.9%      49.9%
 Operating Expense Per Unit          $  3,755   $  3,859   $  3,978   $  4,101   $  4,228   $  4,354

                               YEAR  APR-2010   APR-2011   APR-2012    APR-2013     APR-2014
                        FISCAL YEAR     7          8           9          10           11
---------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $925,935   $953,713   $982,325   $1,011,795   $1,042,148

 Vacancy                             $ 74,075   $ 76,297   $ 78,586   $   80,944   $   83,372
 Credit Loss                         $ 27,778   $ 28,611   $ 29,470   $   30,354   $   31,264
 Concessions                         $      0   $      0   $      0   $        0   $        0
                                     --------------------------------------------------------
  Subtotal                           $101,853   $104,908   $108,056   $  111,297   $  114,636

 Laundry Income                      $  5,565   $  5,731   $  5,903   $    6,080   $    6,263
 Garage Revenue                      $      0   $      0   $      0   $        0   $        0
 Other Misc. Revenue                 $ 33,387   $ 34,389   $ 35,420   $   36,483   $   37,577
                                     --------------------------------------------------------
    Subtotal Other Income            $ 38,952   $ 40,120   $ 41,324   $   42,563   $   43,840

                                     --------------------------------------------------------
EFFECTIVE GROSS INCOME               $863,034   $888,925   $915,593   $  943,061   $  971,352

OPERATING EXPENSES:
 Taxes                               $114,629   $118,068   $121,610   $  125,258   $  129,016
 Insurance                           $ 28,657   $ 29,517   $ 30,402   $   31,315   $   32,254
 Utilities                           $ 36,108   $ 37,191   $ 38,307   $   39,456   $   40,640
 Repair & Maintenance                $ 18,341   $ 18,891   $ 19,458   $   20,041   $   20,643
 Cleaning                            $ 32,096   $ 33,059   $ 34,051   $   35,072   $   36,124
 Landscaping                         $ 25,792   $ 26,565   $ 27,362   $   28,183   $   29,029
 Security                            $      0   $      0   $      0   $        0   $        0
 Marketing & Leasing                 $ 25,792   $ 26,565   $ 27,362   $   28,183   $   29,029
 General Administrative              $114,629   $118,068   $121,610   $  125,258   $  129,016
 Management                          $ 34,521   $ 35,557   $ 36,624   $   37,722   $   38,854
 Miscellaneous                       $      0   $      0   $      0   $        0   $        0

                                     --------------------------------------------------------
TOTAL OPERATING EXPENSES             $430,565   $443,482   $456,786   $  470,490   $  484,604

 Reserves                            $ 28,657   $ 29,517   $ 30,402   $   31,315   $   32,254

                                     --------------------------------------------------------
NET OPERATING INCOME                 $403,812   $415,927   $428,404   $  441,257   $  454,494

                                     --------------------------------------------------------
 Operating Expense Ratio (% of EGI)      49.9%      49.9%      49.9%        49.9%        49.9%
 Operating Expense Per Unit          $  4,485   $  4,620   $  4,758   $    4,901   $    5,048

                                                             Gross Residual Sale Price $4,544,942 Deferred Maintenance    $        0
Estimated Stabilized NOI $359,002  Sales Expense Rate  3.00%  Less: Sales Expense      $  136,348 Add: Excess Land        $        0
Months to Stabilized            1  Discount Rate      11.00% Net Residual Sale Price   $4,408,594 Other Adjustments       $        0
Stabilized Occupancy         92.0% Terminal Cap Rate  10.00% PV of Reversion           $1,552,638 Value Indicated By "DCF"$3,885,801
                                                             Add: NPV of NOI           $2,333,162                 Rounded $3,900,000
                                                             PV Total                  $3,885,801

                          "DCF" VALUE SENSITIVITY TABLE

                                        DISCOUNT RATE
                  ----------------------------------------------------------
TOTAL VALUE         10.50%      10.75%      11.00%      11.25%      11.50%
----------------------------------------------------------------------------
TERMINAL   9.50%  $4,099,777  $4,032,918  $3,967,518  $3,903,541  $3,840,951
  CAP      9.75%  $4,055,935  $3,990,056  $3,925,612  $3,862,567  $3,800,886
 RATE     10.00%  $4,014,285  $3,949,337  $3,885,801  $3,823,641  $3,762,824
          10.25%  $3,974,667  $3,910,604  $3,847,931  $3,786,614  $3,726,619
          10.50%  $3,936,936  $3,873,716  $3,811,865  $3,751,351  $3,692,139

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $59,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                             LAKE MEADOWS APARTMENTS

                                                 TOTAL     PER SQ. FT.  PER UNIT  %OF EGI
-----------------------------------------------------------------------------------------
REVENUE
  Base Rent                                   $  798,720     $ 8.56     $  8,320

  Less: Vacancy & Collection Loss     11.00%  $   87,859     $ 0.94     $    915

  Plus: Other Income
    Laundry Income                            $    4,800     $ 0.05     $     50    0.64%
    Garage Revenue                            $        0     $ 0.00     $      0    0.00%
    Other Misc. Revenue                       $   28,800     $ 0.31     $    300    3.87%
                                              ------------------------------------------
      Subtotal Other Income                   $   33,600     $ 0.36     $    350    4.51%

EFFECTIVE GROSS INCOME                        $  744,461     $ 7.98     $  7,755

OPERATING EXPENSES:
  Taxes                                       $   96,000     $ 1.03     $  1,000   12.90%
  Insurance                                   $   24,000     $ 0.26     $    250    3.22%
  Utilities                                   $   30,240     $ 0.32     $    315    4.06%
  Repair & Maintenance                        $   15,360     $ 0.16     $    160    2.06%
  Cleaning                                    $   26,880     $ 0.29     $    280    3.61%
  Landscaping                                 $   21,600     $ 0.23     $    225    2.90%
  Security                                    $        0     $ 0.00     $      0    0.00%
  Marketing & Leasing                         $   21,600     $ 0.23     $    225    2.90%
  General Administrative                      $   96,000     $ 1.03     $  1,000   12.90%
  Management                          4.00%   $   29,778     $ 0.32     $    310    4.00%
  Miscellaneous                               $        0     $ 0.00     $      0    0.00%

TOTAL OPERATING EXPENSES                      $  361,458     $ 3.87     $  3,765   48.55%

  Reserves                                    $   24,000     $ 0.26     $    250    3.22%

                                              ------------------------------------------
NET OPERATING INCOME                          $  359,002     $ 3.85     $  3,740   48.22%

                                              ==========================================
  "GOING IN" CAPITALIZATION RATE                    9.50%

  VALUE INDICATION                            $3,778,972     $40.51     $ 39,364

  PV OF CONCESSIONS                           $  (59,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)          $3,719,972

ROUNDED                                       $3,700,000     $39.67     $ 38,542

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE    VALUE       ROUNDED    $/UNIT   $/SF
-------------------------------------------------
  8.75%   $4,043,884  $4,000,000  $41,667  $42.88
  9.00%   $3,929,915  $3,900,000  $40,625  $41.81
  9.25%   $3,822,107  $3,800,000  $39,583  $40.74
  9.50%   $3,719,972  $3,700,000  $38,542  $39.67
  9.75%   $3,623,076  $3,600,000  $37,500  $38.59
 10.00%   $3,531,024  $3,500,000  $36,458  $37.52
 10.25%   $3,443,462  $3,400,000  $35,417  $36.45

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $3,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

          Discounted Cash Flow Analysis            $3,900,000
          Direct Capitalization Method             $3,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $3,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

          Cost Approach                            Not Utilized
          Sales Comparison Approach                $  3,500,000
          Income Approach                          $  3,900,000
          Reconciled Value                         $  3,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 9, 2003 the market value of the fee simple estate in the property is:

                                   $3,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                            [PICTURE]

      EXTERIOR - OFFICE                               INTERIOR - APARTMENT UNIT

         [PICTURE]                                            [PICTURE]

EXTERIOR - APARTMENT BUILDING                           INTERIOR - KITCHEN AREA

         [PICTURE]                                            [PICTURE]

 EXTERIOR - SWIMMING AREA                           EXTERIOR - SIGN AND FRONTAGE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                            [PICTURE]

EXTERIOR - APARTMENT UNITS                            INTERIOR - APARTMENT UNITS

         [PICTURE]                                            [PICTURE]

INTERIOR - APARTMENT UNIT                             INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1               COMPARABLE I-2               COMPARABLE I-3
OAK GLEN APARTMENTS          SAN SIMEON APARTMENTS         CHESAPEAKE APARTMENTS
 4420 Saturn Road         11115 E Lake Highlands Drive       11620 Audelia Road
    Garland, TX                   Dallas, TX                    Dallas, TX

     [PICTURE]                    [PICTURE]                     [PICTURE]

    COMPARABLE I-4              COMPARABLE I-5
MEADOW CREEK APARTMENTS      CEDARMONT APARTMENTS
  518 Tacoma Drive          7107 Holly Hill Drive
    Garland, TX                   Dallas, TX

     [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
         DESCRIPTION                              SUBJECT                                  R - 1
----------------------------------------------------------------------------------------------------------------

 Property Name                   Lake Meadows Apartments                 Lakeway Colony
 Management Company              AIMCO                                   N/A
LOCATION:
 Address                         5401 Zion Road                          1044 E. I-30
 City, State                     Garland, Texas                          Garland, TX
 County                          Dallas                                  Dallas
 Proximity to Subject                                                    2 Miles
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          93,280                                  N/A
 Year Built                      1983                                    1985
 Effective Age                   20                                      18
 Building Structure Type         Brick                                   Brick/Wood
 Parking Type (Gr., Cov., etc.)  Open                                    Open
 Number of Units                 96                                      592
 Unit Mix:                             Type       Unit  Qty. Mo. Rent           Type      Unit Qty.   Mo.
                                 1 1Br/1Ba - 1A10   755  12    $553      1 1Br/1Ba- A3     755 N/A  $  590
                                 2 1Br/1Ba - 1B10   880  12    $565        Efficiency A1   518 N/A  $  515
                                 3 1Br/1Ba - 1C10   890  12    $608        Efficiency A2   575 N/A  $  549
                                 4 2Br/2Ba - 2A20 1,029  16    $696      3 2Br/2Ba- B1     950 N/A  $  740
                                 5 2Br/2Ba - 2B20 1,029  16    $684        2Br/2Ba- B2   1,244 N/A  $  865
                                 6 2Br/2Ba - 2C20 1,059   8    $758        3Br/2Ba- C1   1,440 N/A  $1,095
                                 7 2Br/2Ba - 2D20 1,079  20    $744        3Br/2Ba- C2   1,845 N/A  $1,195

 Average Unit Size (SF)          972
 Unit Breakdown:                  Efficiency   0%   2-Bedroom     62%      Efficiency N/A  2-Bedroom   N/A
                                  1-Bedroom   38%   3-Bedroom      0%      1-Bedroom  N/A  3-Bedroom   N/A
CONDITION:                       Average                                 Average
APPEAL:                          Average                                 Average
AMENITIES:
 Unit Amenities                     Attach. Garage      Vaulted Ceiling     Attach. Garage       Vaulted Ceiling
                                 X  Balcony          X  W/D Connect.     X  Balcony           X  W/D Connect.
                                 X  Fireplace                            X  Fireplace
                                 X  Cable TV Ready                       X  Cable TV Ready
 Project Amenities               X  Swimming Pool                        X  Swimming Pool
                                    Spa/Jacuzzi         Car Wash            Spa/Jacuzzi          Car Wash
                                    Basketball Court    BBQ Equipment    X  Basketball Court     BBQ Equipment
                                    Volleyball Court    Theater Room        Volleyball Court     Theater Room
                                 X  Sand Volley Ball    Meeting Hall        Sand Volley Ball     Meeting Hall
                                    Tennis Court        Secured Parking     Tennis Court         Secured Parking
                                    Racquet Ball        Laundry Room        Racquet Ball      X  Laundry Room
                                    Jogging Track    X  Business Office     Jogging Track     X  Business Office
                                    Gym Room                             X  Gym Room

OCCUPANCY:                       89%                                     98%
LEASING DATA:
 Available Leasing Terms         6 to 12                                 6 to 14
 Concessions                     None                                    2 weeks free
 Pet Deposit                     300                                     300
 Utilities Paid by Tenant:       X  Electric            Natural Gas      X  Electric             Natural Gas
                                 X  Water               Trash            X  Water             X  Trash
 Confirmation                    Stephanie                               Kaysha
 Telephone Number                                                        972-226-6781
NOTES:
 COMPARISON TO SUBJECT:                                                  Similar

                                                 COMPARABLE                             COMPARABLE
         DESCRIPTION                               R - 2                                   R - 3
----------------------------------------------------------------------------------------------------------------
 Property Name                   Lakeway Place and Trace                  Lakeway Meadows
 Management Company              N/A                                      N/A
LOCATION:
 Address                         241 E. I-30                              241 E. I-30
 City, State                     Garland, TX                              Garland, TX
 County                          Dallas                                   Dallas
 Proximity to Subject            0.5 Miles                                0.5 Miles
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          N/A                                      N/A
 Year Built                      1985                                     1984
 Effective Age                   18                                       19
 Building Structure Type         Stucco/Wood                              Wood/Brick
 Parking Type (Gr., Cov., etc.)  Open                                     Open
 Number of Units                 388                                      460
 Unit Mix:                             Type       Unit  Qty.  Mo.              Type          Unit Qty.  Mo.
                                   1Br/1Ba- 1A     674      $530            1Br/1Ba- 1A       720      $532
                                   1Br/1Ba- 1B     870      $630            1Br/1Ba- 1B       752      $503
                                 1 1Br/1Ba- 1C     689      $567          1 1Br/1Ba- 1C       755      $568
                                   1Br/1Ba- 1D     855      $670            1Br/1Ba- 1D       797      $581
                                 2 2Br/2Ba- 2A     903      $725            2Br/2Ba- 2A       983      $683
                                 3 2Br/2Ba- 2A     950      $745            2Br/2Ba- 2B       984      $683
                                 4 3Br/2Ba- 3A   1,210      $925            2Br/2Ba- 2C       999      $675
                                   3Br/3Ba- 3B   1,271      $940          5 2Br/2Ba- 2D     1,000      $810
 Average Unit Size (SF)
 Unit Breakdown:                  Efficiency N/A  2-Bedroom  N/A            Efficiency  N/A  2-Bedroom  N/A
                                  1-Bedroom  N/A  3-Bedroom  N/A            1-Bedroom   N/A  3-Bedroom  N/A
CONDITION:                       Average                                  Average
APPEAL:                          Average                                  Average
AMENITIES:
 Unit Amenities                  Attach. Garage          Vaulted Ceiling     Attach. Garage      Vaulted Ceiling
                                 X  Balcony           X  W/D Connect.     X  Balcony          X  W/D Connect.
                                 X  Fireplace                             X  Fireplace
                                 X  Cable TV Ready                        X  Cable TV Ready
 Project Amenities               X  Swimming Pool                         X  Swimming Pool
                                    Spa/Jacuzzi          Car Wash            Spa/Jacuzzi         Car Wash
                                 X  Basketball Court  X  BBQ Equipment    X  Basketball Court X  BBQ Equipment
                                 X  Volleyball Court     Theater Room        Volleyball Court    Theater Room
                                    Sand Volley Ball     Meeting Hall     X  Sand Volley Ball    Meeting Hall
                                 X  Tennis Court         Secured Parking  X  Tennis Court        Secured Parking
                                    Racquet Ball      X  Laundry Room        Racquet Ball     X  Laundry Room
                                    Jogging Track     X  Business Office     Jogging Track    X  Business Office
                                 X  Gym Room                              X  Gym Room

OCCUPANCY:                       N/A                                      91%
LEASING DATA:
 Available Leasing Terms         6 to 14                                  3 to 12
 Concessions                     Reduced Rent                             2 weeks free
 Pet Deposit                     250                                      400
 Utilities Paid by Tenant:       X  Electric             Natural Gas      X  Electric            Natural Gas
                                 X  Water                Trash            X  Water               Trash
 Confirmation                    Paula                                    Shannon
 Telephone Number                972-303-0927                             888-969-9689
NOTES:
 COMPARISON TO SUBJECT:          Similar                                  Similar

                                                  COMPARABLE                            COMPARABLE
         DESCRIPTION                                R - 4                                 R - 5
------------------------------------------------------------------------------------------------------------------
 Property Name                   Lakeway Forest                            Lakeway Harbor Point
 Management Company              N/A                                       N/A
LOCATION:
 Address                         1227 Forest Creek Drive                   1044 E. I-30
 City, State                     Garland, TX                               Garland, TX
 County                          Dallas                                    Dallas
 Proximity to Subject            2 Miles                                   2 Miles
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          N/A                                       N/A
 Year Built                      1988                                      1985
 Effective Age                   15                                        18
 Building Structure Type         Brick/Wood                                Brick/Wood
 Parking Type (Gr., Cov., etc.)  Open                                      Open
 Number of Units                 393                                       597
 Unit Mix:                            Type         Unit  Qty.    Mo.              Type         Unit  Qty.   Mo.
                                 1 Efficiency       760         $570         Efficiency         518        $565
                                 4 2Br/2Ba- 2A    1,018         $730       1 1Br/1Ba- 1A        812        $605
                                 7 2Br/2Ba- 2B    1,100         $800       2 1Br/1Ba- 1B        850        $690
                                                                             1Br/Den/1Ba- 1C    835        $665
                                                                             2Br/2Ba- 2A        994        $805
                                                                           7 2Br/2Ba- 2B      1,216        $870
 Average Unit Size (SF)
 Unit Breakdown:                   Efficiency N/A   2-Bedroom   N/A        Efficiency    N/A   2-Bedroom    N/A
                                   1-Bedroom  N/A   3-Bedroom   N/A        1-Bedroom     N/A   3-Bedroom    N/A
CONDITION:                       Average                                   Average
APPEAL:                          Average                                   Average
AMENITIES:
 Unit Amenities                     Attach. Garage       Vaulted Ceiling      Attach. Garage       Vaulted Ceiling
                                 X  Balcony           X  W/D Connect.      X  Balcony           X  W/D Connect.
                                 X  Fireplace                              X  Fireplace
                                 X  Cable TV Ready                         X  Cable TV Ready
 Project Amenities               X  Swimming Pool                          X  Swimming Pool
                                    Spa/Jacuzzi          Car Wash             Spa/Jacuzzi          Car Wash
                                 X  Basketball Court  X  BBQ Equipment     X  Basketball Court  X  BBQ Equipment
                                    Volleyball Court     Theater Room         Volleyball Court     Theater Room
                                 X  Sand Volley Ball     Meeting Hall      X  Sand Volley Ball     Meeting Hall
                                 X  Tennis Court         Secured Parking   X  Tennis Court         Secured Parking
                                    Racquet Ball      X  Laundry Room         Racquet Ball      X  Laundry Room
                                    Jogging Track     X  Business Office      Jogging Track     X  Business Office
                                 X  Gym Room                               X  Gym Room

OCCUPANCY:                       N/A                                       98%
LEASING DATA:
 Available Leasing Terms         6 to 14 months                            6 to 14
 Concessions                     2 Weeks free                              None
 Pet Deposit                     350                                       250
 Utilities Paid by Tenant:       X  Electric             Natural Gas       X  Electric             Natural Gas
                                 X  Water                Trash             X  Water                Trash
 Confirmation                    Jamie                                     Jodie
 Telephone Number                972-240-6013                              972-226-8227
NOTES:
 COMPARISON TO SUBJECT:          Slightly Inferior                         Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1                COMPARABLE R-2               COMPARABLE R-3
    LAKEWAY COLONY            LAKEWAY PLACE AND TRACE          LAKEWAY MEADOWS
     1044 E. I-30                  241 E. I-30                  241 E. I-30
     Garland, TX                   Garland, TX                  Garland, TX

      [PICTURE]                    [PICTURE]                     [PICTURE]

     COMPARABLE R-4              COMPARABLE R-5
     LAKEWAY FOREST            LAKEWAY HARBOR POINT
1227 FOREST CREEK DRIVE           1044 E. I-30
      Garland, TX                  Garland, TX

      [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Shayne Hatch provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                       /s/ Frank Fehribach
                                       -----------------------------------------
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                               Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                                       FRANK A. FEHRIBACH, MAI
                                 MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE                 Mr. Fehribach has experience in valuations for resort
 Valuation                 hotels; Class A office buildings; Class A multifamily
                           complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                             Master of Science - Real Estate
                           University of Dallas
                             Master of Business Administration - Industrial
                               Management
                           Bachelor of Arts - Economics

STATE CERTIFICATIONS       State of Arizona
                             Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                             State Certified General Appraiser, #CG1387N
                           State of Colorado
                             Certified General Appraiser, #CG40000445
                           State of Georgia
                             Certified General Real Property Appraiser, #218487
                           State of Michigan
                             Certified General Appraiser, #1201008081
                           State of Texas
                             Real Estate Salesman License, #407158 (Inactive)
                           State of Texas
                             State Certified General Real Estate Appraiser,
                               #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

PROFESSIONAL AFFILIATIONS  Appraisal Institute, MAI Designated Member
                           Candidate Member of the CCIM Institute pursuing
                             Certified
                           Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property Valuation," Co-authored with Dr. Ronald C.
                           Rutherford and Dr. Mark Eakin, The Journal of Real
                           Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
MEADOWS APARTMENTS, GARLAND, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKE MEADOWS APARTMENTS, GARLAND, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.